EXHIBIT 16.1

April 24, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated April 24th, 2023 of Trutankless, Inc. (the “Company”) to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with such statements insofar as they relate to our firm.

Very truly yours,

M&K CPAs, PLLC Houston, TX